Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-227321 and 333-227327 on Form S-8 of our report dated June 30, 2020, relating to the financial statements of the KLX Energy Services Holdings, Inc. Employee Stock Purchase Plan, appearing in this Annual Report on Form 11-K for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Boca Raton, FL

June 30, 2020